Exhibit 1
WAYNE S. KREGER, State Bar No. 154759
wkreger@maklawyers.com
PETER J. FARNESE, State Bar No. 251204
pfarnese@maklawyers.com
MILSTEIN, ADELMAN & KREGER, LLP
2800 Donald Douglas Loop North
Santa Monica, California 90405
Telephone: (310) 396-9600
Facsimile: (310) 396-9635
Attorneys for Plaintiffs,
Denise Wally, Lauren Fleischer and the Class
DANIEL J. HERLING (State Bar No. 103711)
Herling@khlaw.com
KELLER AND HECKMAN LLP
3 Embarcadero Center
Suite 450
San Francisco, CA 94111
Telephone: (415) 948-2820
Facsimile: (415) 948-2808
Attorneys for Defendant
CCA INDUSTRIES, INC.
SUPERIOR COURT OF THE STATE OF CALIFORNIA
COUNTY OF LOS ANGELES

DENISE WALLY, individually and on behalf of all others similarly situated,	CASE NO. BC422833

Plaintiff,	STIPULATION AND AGREEMENT OF SETTLEMENT

vs.

CCA INDUSTRIES, INC., et al.

Defendants.
STIPULATION AND AGREEMENT OF SETTLEMENT

It is hereby stipulated and agreed by and between the undersigned Parties, subject to the approval of the Court pursuant to California Rule of Court Rule 3.769, that the settlement of this Action shall be effectuated pursuant to the terms and conditions set forth in this Settlement Agreement.
ARTICLE I — PREAMBLE
1. WHEREAS Denise Wally (“Wally”) is the named plaintiffs in the above-captioned action entitled Denise Wally, on behalf of herself and all others similarly situated, Plaintiff, vs. CCA Industries, Inc, Defendant, Los Angeles County Superior Court, No. BC422833 (“the Action”);
2. WHEREAS Lauren Fleischer (“Fleischer”) is the named claimant in a draft complaint that has been shared with Defendant CCA Industries, Inc. (“CCA”), but has not yet been filed in state court in New Jersey (the “New Jersey Dispute”);
3. WHEREAS CCA is the defendant in the Action and the putative defendant in the New Jersey Dispute;
4. WHEREAS Wally alleges that she relied upon allegedly false and misleading statements contained on the label and in advertisements for a certain CCA product called “Mega-T Ultra” regarding ingredients contained in the product and the ability of the product to promote weight loss, and that such statements violate California consumer protections laws;
5. WHEREAS Fleischer alleges that she relied upon allegedly false and misleading statements contained on the labels and in advertisements and marketing materials for certain other “Mega-T” brand products regarding ingredients contained in the products, and that such statements violate New Jersey consumer protection laws;
6. WHEREAS Wally seeks to recover monetary and equitable remedies on behalf of herself and classes of similarly situated persons
7. WHEREAS Fleischer seeks to recover equitable remedies on behalf of herself and classes of similarly situated persons;
8. WHEREAS the Parties have engaged in discovery and have had a full and fair opportunity to evaluate the strengths and weaknesses of their respective positions;
STIPULATION AND AGREEMENT OF SETTLEMENT

9. WHEREAS CCA denies the allegations of the Action and the New Jersey Dispute, denies all allegations of wrongdoing and of liability, and denies any causation of harm or damage to the Settlement Classes;
10. WHEREAS CCA nevertheless has concluded that, in light of the costs, risks and disruption of litigation, this Settlement is appropriate on the terms and conditions set forth herein;
11. WHEREAS Wally and Fleischer believe that the claims asserted in their actions are meritorious;
12. WHEREAS Wally and Fleischer nevertheless have concluded that, in light of the costs, delay and risks of litigation of the matters in dispute, the risk that the Court will not certify their claims as a class action, particularly in complex class action proceedings, the risk of losing on the merits, and in the desire to provide relief to the class sooner rather than later, this Settlement is fair, reasonable, adequate, and in the best interests of the Settlement Classes;
13. WHEREAS the performance of any act referenced in this Settlement Agreement, or any other circumstance regarding the Parties’ agreement to settle, shall not be considered an admission of liability or as an admission of any allegations made in any claim or litigation, including this Action and the New Jersey Dispute; and
14. WHEREAS the Parties hereto agree that this Settlement Agreement shall not be deemed or construed to be an admission or evidence of any violation of any federal or state statute, rule or regulation, principle of common law or equity, or of any liability or wrongdoing whatsoever by CCA, or of the truth of any of the Claims asserted in the Second Amended Complaint, any prior complaints in this Action, or elsewhere;
STIPULATION AND AGREEMENT OF SETTLEMENT

NOW THEREFORE, it is hereby stipulated and agreed that, in consideration of the agreements, promises, and covenants set forth in this Settlement Agreement, and subject to approval of the Court, the Action and the New Jersey Dispute shall be fully and finally settled and dismissed with prejudice under the following terms and conditions:
ARTICLE II — DEFINITIONS
As used in this Settlement Agreement and the related documents attached hereto as exhibits, the terms set forth below shall have the meanings set forth below. The singular includes the plural and vice versa.
1. “Aggregate Fees, Costs, and Expenses” means the aggregate attorneys’ fees and costs, the costs of notice, the administrative expenses, and the incentive awards.
2. “Action” means the civil action entitled Denise Wally, on behalf of herself and all others similarly situated, Plaintiffs, vs. CCA Industries, Inc., et al., Defendants, Los Angeles County Superior Court Case No. BC422833.
3. “Class Counsel” means Wayne S. Kreger and Donald A. Beshada, and the law firm of Milstein, Adelman & Kreger, LLP.
4. “Class-Related Releasing Parties” means all Settlement Class Members.
5. “Class Released Claims” means any and all actions, causes of action, claims, demands, liabilities, obligations, fees, costs, sanctions, proceedings, and/or rights of any nature and description whatsoever, including, without limitation, violations of any state or federal statutes, rules or regulations, or principles of common law, whether liquidated or unliquidated, known or unknown, in law or in equity, whether or not concealed or hidden, that have been asserted in the Action and the New Jersey Dispute through the date the Final Approval Order and Judgment is entered. “Class Released Claims” also means any and all actions, causes of action, claims, demands, liabilities, obligations, fees, costs, sanctions, proceedings, and/or rights of any nature and description whatsoever, including, without limitation, violations of any state or federal statutes, rules or regulations, or principles of common law, whether liquidated or unliquidated, known or unknown, in law or in equity, whether or not concealed or hidden, that could have been asserted in the Action or the New Jersey Dispute alleging that the marketing, labeling and/or advertising of its Mega-T Ultra, Mega-T Plus, Mega-T Green Tea Dietary Supplement, Mega-T Dietary Supplement, and/or Mega-T Effervescent products is or was false or misleading to consumers through the date the Final Approval Order and Judgment is entered.
6. “Class Representatives” means Wally and Fleischer.
STIPULATION AND AGREEMENT OF SETTLEMENT

7. “Common Fund” means a fund in the amount of two million five hundred thousand dollars ($2,500,000.00), to be funded by CCA as set forth herein. The Aggregate Fees, Costs, and Expenses shall also be paid from the Common Fund. The Common Fund represents the absolute, capped amount of CCA’s financial liability for the entire settlement.
8. “Court” means the Superior Court of the State of California for the County of Los Angeles.
9. “Effective Date” means the first date by which all of the following events shall have occurred: (a) the Court has entered the Preliminary Approval Order and (b) the Court has entered the Final Approval Order and Judgment.
10. “Escrow Account” means the Milstein, Adelman & Kreger Client Trust Account in which the funds to be used to fully fund the Common Fund will be held by Milstein, Adelman & Kreger, LLP, until after the Effective Date of this Settlement Agreement, at which point the Common Fund will be funded in full from the funds held in the Escrow Account.
11. “Fee and Cost Application” means that written motion or application by which Wally, Fleischer and/or Class Counsel requests that the Court award attorneys’ fees, costs, expenses and incentive awards.
12. “Final” means that the Final Approved Order and Judgment has been entered on the docket in the Action. Neither the pendency of the Fee and Cost Application, nor any appeal pertaining solely to a decision on the Fee and Cost Application, shall in any way delay or preclude the Final Approval Order and Judgment from becoming Final.
13. “Final Approval Hearing” means the hearing scheduled to take place at least sixty days after the date of entry of the Preliminary Approval Order at which the Court shall: (a) determine whether to grant final approval to this Settlement Agreement and to certify the Settlement Classes; (b) consider any timely objections to this Settlement and all responses thereto; and (c) rule on the Fee and Cost Application.
14. “Final Approval Order and Judgment” means the order, substantially in the form of Exhibit B attached hereto, in which the Court grants final approval of this Settlement Agreement, certifies the Settlement Classes, and authorizes the entry of a final judgment and dismissal of the Action with prejudice.
STIPULATION AND AGREEMENT OF SETTLEMENT

15. “CCA” means CCA Industries, Inc.
16. “CCA-Related Released Parties” means (a) CCA; (b) CCA’s counsel; (c) CCA’s past, present, and future direct and indirect owners, parents, subsidiaries, and other corporate affiliates; (d) CCA’s successors and predecessors and their past, present, and future direct and indirect owners, parents, subsidiaries, and other corporate affiliates; (e) CCA’s retailers of the Mega-T Products and (f) for each of the foregoing Persons, each of their past, present, or future officers, directors, shareholders, owners, employees, representatives, agents, principals, partners, members, administrators, legatees, executors, heirs, estates, predecessors, successors, or assigns.
17. “CCA’s Counsel” means Keller and Heckman LLP.
18. “Mega T Ultra” means the CCA product that contains the brand name “Mega-T Ultra” on the label, including all sizes, whether sold individually or in multiple-unit packages.
19. “Mega T Plus” means the CCA product that contains the brand name “Mega-T Plus” on the label, including all sizes, whether sold individually or in multiple-unit packages.
20. “Mega-T Effervescent” means the CCA product that contains the brand name “Mega-T Effervesent” on the label, including all sizes, whether sold individually or in multiple-unit packages.
21. “Mega-T Green Tea Dietary Supplement” means the CCA product that contains the brand name “Mega-T Green Tea Dietary Supplement” on the label, including “with Hoodia”, “with Acai Berry”, “Caffeine Free”, “Packettes”, including all sizes, whether sold individually or in multiple-unit packages.
22. “Mega-T Dietary Supplement” means the CCA product that contains the brand name “Mega-T Dietary Supplement” on the label, including, “Green Tea”, “Green Tea Water Weight Loss Pill”, “with Acai Berry”, including all sizes, whether sold individually or in multiple-unit packages.
23. “Mega-T Products” means, collectively, Mega-T Ultra, Mega-T Plus, Mega-T Effervescent, Mega-T Green Tea Dietary Supplement and Mega-T Dietary Supplement.
STIPULATION AND AGREEMENT OF SETTLEMENT

24. “New Jersey Dispute” means the action threatened by Fleischer against CCA in New Jersey.
25. “Notice” shall mean Publication Notice.
26. “Parties” means Wally, Fleischer and CCA.
27. “Person” means any natural person, firm, corporation, unincorporated association, partnership, or other form of legal entity or government body, including its agents and representatives.
28. “Preliminary Approval Order” means the order, substantially in the form of Exhibit A attached hereto, in which the Court grants its preliminary approval to this Settlement Agreement and preliminarily certifies the Settlement Classes, authorizes dissemination of Notice to the Settlement Classes, and appoints the Settlement Administrator.
29. “Publication Notice” means the long-form and short-form notices, substantially in the form of Exhibits D and E attached hereto. The long-form Publication Notice will be published on the Internet at the settlement website, envisioned to be www.megatsettlement.com, and the short-form Publication Notice will be published in national print media and on the internet as set forth in the Preliminary Approval Order, pursuant to California Rule of Court 3.771(b).
30. “Request for Exclusion” means a valid request for exclusion from a member of the Class. To be valid, a request for exclusion must (a) be submitted by the member of the Class; (b) be submitted to the Settlement Administrator and postmarked by a date not later than 21 days before the Final Approval Hearing; (c) contain the submitter’s name, address and telephone number; and (d) otherwise comply with the instructions set forth in the Notice.
31. “Second Amended Complaint” means the Second Amended Complaint, a copy of which is attached to this Settlement Agreement as Exhibit C, and which shall be filed by Plaintiffs within seven (7) days of the Court’s entry of the Preliminary Approval Order.
32. “Settlement Administrator” means Epiq Systems, Inc.
33. “Settlement Agreement,” “Settlement,” or “Agreement” means this Stipulation and Agreement of Settlement, including the attached exhibits.
STIPULATION AND AGREEMENT OF SETTLEMENT

34. “Settlement Class” means all persons (1) who purchased for person consumption, and not for re-sale, the Mega-T Ultra, Mega-T Plus, Mega-T Effervescent, Mega-T Green Tea Dietary Supplement and/or Mega-T Dietary Supplement in the United States from September 29, 2005, until [DATE OF PRELIMINARY APPROVAL ORDER], except for the judge presiding over this matter.
35. “Settlement Class Member” means any Person within the Settlement Class who does not submit a timely and valid Request for Exclusion.
36. “Valid Claim” means a claim for reimbursement submitted by a Settlement Class Member that satisfies all the criteria to qualify for reimbursement established by the Parties’ Counsel and the Claims Administrator.
ARTICLE III — SETTLEMENT CLASS RELIEF
In consideration of a full, complete, and final settlement of the Action, dismissal of the Action with prejudice, and the Releases in Article VII below, and subject to the Court’s approval, the Parties agree to the following relief:
1. Common Fund
Within ten (10) days of the date of entry of the Preliminary Approval Order, CCA shall deposit two million five hundred thousand dollars ($2,500,000.00) into the Milstein, Adelman & Kreger LLP Client Trust Account for the purpose of being paid into the Common Fund on the Effective Date. In no event shall CCA’s monetary liability under this Settlement Agreement exceed the amount of the Common Fund.
2. Distribution of the Common Fund
The Aggregate Fees, Costs, and Expenses shall be paid from the Common Fund consistent with the provisions of Article VI of this Settlement Agreement. Distribution of funds from the Common Fund to the Settlement Class shall commence within fourteen (14) days after the Effective Date.
STIPULATION AND AGREEMENT OF SETTLEMENT

3. Settlement Class Member Claims
a. The Common Fund, net of all Aggregate Fees, Costs and Expenses, shall be available to pay Valid Claims submitted by Settlement Class Members. Settlement Class Members who make a Valid Claim will be entitled to reimbursement of $10.00 for each of the Mega-T Products purchased for personal consumption during the Class Period, upon submission of proof of purchase (i.e. a copy of the original sales receipt that identifies the product and shows the amount paid and date of purchase). If no proof of purchase is available, Settlement Class Members may submit a Claim for a maximum of 6 bottles of Mega-T Products (in the aggregate) if accompanied by an affirmation that such products were purchased, along with other requested information relating to the purchase of the product that are sufficient to satisfy the reasonable requests of the Claims Administrator for the purpose of determining whether the Class member has made a Valid Claim, such as where the purchases took place and the approximate dates of purchase.
b. If the aggregate value of Valid Claims submitted by Settlement Class Members exceeds the amount remaining in the Common Fund after payment of all Aggregate Fees, Costs, and expenses, then the amount of reimbursement per bottle will be adjusted downward on a per bottle basis. If the aggregate value of Valid Claims submitted by Settlement Class Members is less than the amount remaining in the Common Fund after payment of all Aggregate Fees, Costs, and expenses, then, at the Parties’ option, Settlement Class Members may receive up to $20.00 per bottle of the Mega-T Products (representing the full purchase price) purchased during the Class Period, subject to the provisions of paragraph 3a, above (i.e., full reimbursement with proof of purchase, and up to a maximum of 6 without upon presentation of the referenced Declaration). Whether or not the Parties agree to increase the amount to class members, any remaining funds in the Common Fund, after payment of all Aggregate Fees, Costs, and expenses, and payments to Settlement Class Members, shall be distributed cy pres as follows to the American Diabetes Association and the Lymphoma Research Foundation.
c. Settlement Class Members will be able to obtain Claim Forms by calling the toll-free number established for purposes of administering this Agreement, by requesting one by mail at the address established by the Claims Administrator, or by downloading the form from the Internet website established by the Claims Administrator. The Claim Form shall include instructions for the submission process. Claims Forms will be deemed valid only if they meet the criteria established by counsel for the Parties. Settlement Class Members may submit Claim Forms online or by mail to the Claims Administrator at the address provided.
STIPULATION AND AGREEMENT OF SETTLEMENT

4. Equitable Relief and Future Conduct by CCA
CCA agrees not to make any of the statements set forth in Exhibit F in product labeling, advertising or promotional materials, unless it has competent and reliable scientific evidence substantiating such statement or statements. In addition, CCA agrees to utilize the packaging attached as Exhibit F for future sales of the Mega-T Products.
It is specifically understood and agreed that that CCA shall be permitted without liability to manufacture and sell to wholesalers, distributors and retailers (for resale to consumers) through October 31, 2010, Mega-T Products using labels or finished goods that it possessed as of the date of the Final Approval Order, even if statements contained on Exhibit F and those referenced above appear on such labels. Nothing in this Settlement Agreement shall require CCA to recall any Mega-T Products that it sold to any wholesaler, distributor, retailer, or other Person for resale to consumers.
ARTICLE IV — NOTICE AND REQUESTS FOR EXCLUSION
1. Publication Notice
Publication Notice to the Settlement Classes shall be provided in the forms approved by the Court in the Preliminary Approval Order, in those newspapers and/or other related print and/or internet media as set forth in the Preliminary Approval Order. The Publication Notice shall be substantially in the same forms as the exemplars submitted as Exhibits D and E. The Publication Notice shall be published promptly after entry of the Preliminary Approval Order on dates to be agreed upon by the Parties so as to provide the best practical notice to the Settlement Class. The Parties and the Settlement Administrator shall use best efforts to cause the Publication Notice to commence within 15 days, and to conclude within 45 days, after the date of entry of the Preliminary Approval Order. The publication of the Publication Notice shall be administered by the Settlement Administrator. The cost of publishing the Publication Notice shall be paid for from the Common Fund.
STIPULATION AND AGREEMENT OF SETTLEMENT

2. Notice by Internet Posting
The long-form of the Publication Notice shall be posted on the Internet at a website established by the Settlement Administrator commencing on the first date on which Notice is published under this Settlement Agreement. CCA also shall post a link on its website, located at www.mega-diet.com, notifying the public of the Settlement Agreement. The link shall state “click here for class action settlement information,” or substantially similar directions. The link shall provide access to the website established by the Settlement Administrator, and shall remain posted on the www.mega-diet.com website through the final date Class Members may submit claims to the Settlement Administrator under this Settlement Agreement.
3. Declarations Of Compliance
The Settlement Administrator shall prepare a declaration attesting to compliance with the publication requirements set forth above. Such declaration shall be provided to Class Counsel and CCA’s Counsel and filed with the Court no later than 10 days prior to the Final Approval Hearing.
4. Best Notice Practicable
The Parties agree, and the Preliminary Approval Order shall state, that compliance with the procedures described in this Article is the best notice practicable under the circumstances and shall constitute due and sufficient notice to the Settlement Class of the pendency of the Action, certification of the Settlement Class, the terms of the Settlement Agreement, and the Final Approval Hearing, and shall satisfy the requirements of the California Rules of Court, the California Code of Civil Procedure, the Constitution of the State of California, the United States Constitution, and any other applicable law.
5. Report On Requests For Exclusion
Not later than ten days before the Final Approval Hearing, the Settlement Administrator shall prepare and deliver to Class Counsel, who shall file it with the Court, and CCA’s Counsel, a report stating the total number of Persons that have submitted timely and valid Requests for Exclusion from the Settlement Class, and the names of such Persons. Such Persons will not be entitled to receive any relief under this Settlement Agreement.
STIPULATION AND AGREEMENT OF SETTLEMENT

6. Inquiries From Settlement Class Members
It shall be the responsibility of Class Counsel to establish procedures for receiving and responding to all inquiries from Settlement Class Members with respect to this Settlement. CCA and CCA’s counsel may respond, but are not required to respond, to such inquiries.
ARTICLE V — COURT APPROVAL OF SETTLEMENT
1. Preliminary Approval
As soon as practicable after the execution of this Settlement Agreement, Class Counsel and CCA’s Counsel shall jointly apply for entry of the Preliminary Approval Order in the form of Exhibit A hereto. The Preliminary Approval Order shall include provisions: (a) preliminarily certifying the Settlement Classes for settlement purposes only; (b) preliminarily approving this Settlement and finding this Settlement sufficiently fair, reasonable and adequate to allow Notice to be disseminated to the Settlement Class; (c) approving the form, content, and manner of the Notice; (d) setting a schedule for proceedings with respect to final approval of this Settlement; (e) providing that, pending entry of a Final Approval Order and Judgment, no Settlement Class Member (either directly, in a representative capacity, or in any other capacity) shall commence or continue any action against CCA or other CCA-Related Released Parties asserting any of the Class Released Claims; and (f) staying the Action, other than such proceedings as are related to this Settlement.
2. Objections To Settlement
Any Settlement Class Member wishing to object to or to oppose the approval of this Settlement and/or the Fee and Cost Application shall file a written objection (with a statement of reasons) with the Court and serve it on the Parties at least twenty-one days before the date of the Final Approval Hearing. Any Settlement Class Member that fails to do so shall be foreclosed from making such objection or opposition. Wally and Fleischer will file with the Court their brief in support of final settlement approval, in support of final certification of the Settlement Class, and in response to any objections at least seven days before the date of the Final Approval Hearing. Any Settlement Class Member that fails to file a timely written objection and to appear and speak at the final approval hearing shall have no right to file an appeal relating to the approval of this Settlement.
STIPULATION AND AGREEMENT OF SETTLEMENT

3. Final Approval Hearing
The Parties shall request that the Court, on the date set forth in the Preliminary Approval Order, or on such other date that the Court may set, conduct a Final Approval Hearing to: (a) determine whether to grant final approval to this Settlement Agreement and to certify the Settlement Class; (b) consider any timely objections to this Settlement and the Parties’ responses to such objections; (c) rule on the Fee and Cost Application, and (d) rule on any applications for incentive awards. At the Final Approval Hearing, the Parties shall ask the Court to give final approval to this Settlement Agreement. If the Court grants final approval to this Settlement Agreement, then the Parties shall ask the Court to enter a Final Approval Order and Judgment, substantially in the form of Exhibit B attached hereto, which approves this Settlement, certifies the Settlement Class, authorizes entry of a final judgment, and dismisses the Action with prejudice.
4. Disapproval, Cancellation, Termination, Or Nullification Of Settlement
a. Each Party shall have the right to terminate this Settlement Agreement if either (i) the Court denies preliminary approval or final approval to this Settlement Agreement, or (ii) the Final Approval Order and Judgment does not become Final by reason of a higher court reversing final approval by the Court, and the Court thereafter declining to enter a further order or orders approving settlement on the terms set forth herein. If a Party elects to terminate this Settlement Agreement under this paragraph, that Party must provide written notice to the other Parties’ counsel within 21 days of the occurrence of the condition permitting termination. Such written notice shall be provided by hand delivery or mail to the Parties’ counsel.
b. CCA shall have the right to terminate this Settlement Agreement if, prior to the date of the Final Approval Order and Judgment, the total number of Persons that have submitted timely and valid Requests for Exclusion from the Settlement Class constitutes greater than 20% of the estimated size of the Settlement Class. If CCA elects to terminate this Settlement Agreement under this paragraph, CCA must provide written notice to the other Parties’ counsel on or before the date of the Final Approval Order and Judgment. Such written notice shall be provided by hand delivery or mail to the Parties’ counsel.
STIPULATION AND AGREEMENT OF SETTLEMENT

c. If this Settlement Agreement is terminated pursuant to its terms, then: (i) this Settlement Agreement shall be rendered null and void; (ii) this Settlement Agreement and all negotiations and proceedings relating hereto shall be of no force or effect, and without prejudice to the rights of the Parties; and (iii) all Parties shall be deemed to have reverted to their respective status in the Action or New Jersey Dispute as of the date and time immediately preceding the execution of this Settlement Agreement and, except as otherwise expressly provided, the Parties shall stand in the same position and shall proceed in all respects as if this Settlement Agreement and any related orders had never been executed, entered into, or filed, except that the Parties shall not seek to recover from one another any costs incurred in connection with this Settlement.
ARTICLE VI — ADMINISTRATIVE EXPENSES, ATTORNEYS’ FEES, COSTS
1. Costs Of Notice
All costs of providing the Notice as provided herein, including the costs of publishing the Notice, shall be paid for out of the Common Fund, subject to the terms hereof.
2. Costs Of Administering Settlement
All costs of administering this Settlement, including all fees of the Settlement Administrator and the costs of generating and mailing any checks to be issued as part of this Settlement, shall be paid for out of the Common Fund. In the event that this Settlement Agreement is terminated pursuant to its terms, CCA shall bear any costs of administering this Settlement already incurred.
3. Attorneys’ Fees And Costs
Wally and Fleischer and/or Class Counsel may make a Fee and Cost Application to be heard at the Final Approval Hearing seeking an award of attorneys’ fees in an amount not to exceed $750,000 and reimbursement of expenses in an amount not to exceed $25,000. CCA will not oppose or undermine the application or solicit others to do so. Attorneys’ fees and costs consistent with this paragraph that are approved by the Court shall be paid out of the Common Fund within three days after the Effective Date of the Settlement Agreement. Payments under this provision shall be made to the law firm of Milstein, Adelman & Kreger, LLP. Class Counsel shall be solely responsible for further distributing any payments made under this provision.
STIPULATION AND AGREEMENT OF SETTLEMENT

4. Incentive Award
Wally and Fleischer, or Class Counsel on their behalf, may make an application to be heard at the Final Approval Hearing for incentive awards to be paid out of the Common Fund in an amount not to exceed $5,000 per individual. CCA will not oppose or undermine the application or solicit others to do so. Not later than fifteen days after the Effective Date, and only in the event that the Effective Date occurs, Class Counsel shall pay out of the Common Fund incentive awards as approved by the Court. These payments shall be compensation and consideration for the efforts of Wally and Fleischer as the class representatives in the Action and the New Jersey Dispute.
5. Effect On Settlement
The Parties agree that the rulings of the Court regarding the amount of attorneys’ fees or costs and any incentive award, and any claim or dispute relating thereto, will be considered by the Court separately from the remaining matters to be considered at the Final Approval Hearing as provided for in this Settlement Agreement and any determinations in that regard will be embodied in a separate order. Any order or proceedings relating to the amount of attorneys’ fees or incentive award, including any appeals from or modifications or reversals of any order related thereto, shall not operate to modify, reverse, terminate, or cancel the Settlement Agreement, affect the releases provided for in the Settlement Agreement, or affect whether the Final Approval Order and Judgment becomes Final as defined herein.
ARTICLE VII — RELEASES UPON EFFECTIVE DATE
1. Binding and Exclusive Nature of Settlement Agreement
On the Effective Date, the Parties and each and every Settlement Class Member shall be bound by this Settlement Agreement and shall have recourse exclusively to the benefits, rights, and remedies provided hereunder. No other action, demand, suit or other claim may be pursued against the CCA-Related Released Parties with respect to the Class Released Claims.
STIPULATION AND AGREEMENT OF SETTLEMENT

2. Releases
On the Effective Date, the Class-Related Releasing Parties shall be deemed to have, and by operation of this Settlement Agreement shall have, fully, finally and forever released, relinquished and discharged the CCA-Related Released Parties from any and all of the Class Released Claims.
3. Stay And Dismissal Of The Action
The Parties agree to request that the Court, in connection with Preliminary Approval, issue an immediate stay of the Action.
4. Waiver of Unknown Claims
On the Effective Date, the Class-Related Releasing Parties shall be deemed to have, and by operation of this Settlement Agreement shall have, with respect to the subject matter of the Class Released Claims, expressly waived the benefits of any statutory provisions or common law rule that provides, in sum or substance, that a general release does not extend to claims which the party does not know or suspect to exist in its favor at the time of executing the release, which if known by it, would have materially affected its settlement with any other party. In particular, but without limitation, the Class-Related Releasing Parties waive the provisions of California Civil Code § 1542 (or any like or similar statute or common law doctrine), and do so understanding the significance of that waiver. Section 1542 provides:
A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.
Neither this paragraph nor any other provision of this Settlement Agreement shall be construed to effectuate a general release of claims. The releases provided for in this Settlement Agreement are limited to the Class Released Claims as defined in Article II(5) above.
STIPULATION AND AGREEMENT OF SETTLEMENT

5. Assumption of Risk
In entering into this Settlement Agreement, each of the Parties assumes the risk of any mistake of fact or law. If either Party should later discover that any fact which the Party relied upon in entering this Settlement Agreement is not true, or that the Party’s understanding of the facts or law was incorrect, the Party shall not be entitled to modify, reform, or set aside this Settlement Agreement, in whole or in part, by reason thereof. The Parties agree that at the time this Settlement Agreement was executed, there were unsettled issues of law, and the Parties agree to honor this Agreement regardless of developments in the law after execution; specifically, the Class Representatives and Class Counsel recognize and agree that, given these uncertainties in the law, the Class Representatives and Class Counsel are receiving valuable consideration for the settlement of the Action at this time and per the terms of this Agreement. The Parties will advocate for Court approval of this Settlement Agreement.
ARTICLE VIII — LIMITATIONS ON USE OF SETTLEMENT AGREEMENT
1. No Admission
Neither the acceptance by CCA of the terms of this Settlement Agreement nor any of the related negotiations or proceedings constitutes an admission with respect to the merits of the claims alleged in the Complaint, the validity of any claims that could have been asserted by any of the Settlement Class Members in the Complaint, or the liability of CCA in the Action or the New Jersey Dispute. CCA specifically denies any liability or wrongdoing of any kind associated with the claims alleged in the Action and the New Jersey Dispute. Neither the acceptance by Wally and Fleischer of the terms of this Settlement Agreement, nor any of the related negotiations or proceedings constitutes an admission with respect to the merits of the claims alleged in the Action or the New Jersey Dispute.
2. Limitations on Use
This Settlement Agreement shall not be used, offered, or received into evidence in the Action for any purpose other than to enforce, to construe, or to finalize the terms of the Settlement Agreement and/or to obtain the preliminary and final approval by the Court of the terms of the Settlement Agreement. Neither this Settlement Agreement nor any of its terms shall be offered or received into evidence in any other action or proceeding.
STIPULATION AND AGREEMENT OF SETTLEMENT

ARTICLE IX — MISCELLANEOUS PROVISIONS
1. Amendment Of Second Amended Complaint; Class Certification
Within seven (7) days of the Court’s entry of the Preliminary Approval Order, the named plaintiff in this Action shall file a Second Amended Complaint in exact same form as the draft Second Amended Complaint in the form attached hereto as Exhibit C. CCA shall stipulate to the filing of the Second Amended Complaint, solely for purpose of this Settlement and without prejudice to its rights absent this Settlement. Should this Settlement not be finalized for any reason, the Parties shall stipulate to an order striking the Second Amended Complaint, and the First Amended Complaint shall be the operative pleading in this Action.
2. No Assignment
Each Party represents, covenants, and warrants that he or it has not directly or indirectly assigned, transferred, encumbered, or purported to assign, transfer, or encumber any portion of any liability, claim, demand, cause of action, or rights that he or it herein releases.
3. Binding On Assigns
This Settlement Agreement shall be binding upon and inure to the benefit of the Parties and their respective heirs, trustees, executors, successors, and assigns.
4. Captions
Titles or captions contained herein are inserted as a matter of convenience and for reference, and in no way define, limit, extend, or describe the scope of this Settlement Agreement or any provision hereof. Each term of this Settlement Agreement is contractual and not merely a recital.
5. Class Member Signatures
It is agreed that, because the Settlement Class Members are so numerous, it is impractical to have each Settlement Class Member execute this Settlement Agreement. The Notice will advise all Settlement Class Members of the binding nature of the Releases and of the remainder of this Settlement Agreement, and in the absence of a valid and timely Request for Exclusion, such Notice shall have the same force and effect as if each Settlement Class Member executed this Settlement Agreement.
STIPULATION AND AGREEMENT OF SETTLEMENT

6. Construction
The Parties agree that the terms and conditions of this Settlement Agreement are the result of lengthy, intensive arms-length negotiations between the Parties and that this Settlement Agreement shall not be construed in favor of or against any Party by reason of the extent to which any Party, or his or its counsel, participated in the drafting of this Settlement Agreement.
7. Counterparts
This Settlement Agreement and any amendments hereto may be executed in one or more counterparts, and either Party may execute any such counterpart, each of which when executed and delivered shall be deemed to be an original and both of which counterparts taken together shall constitute but one and the same instrument. A facsimile or pdf signature shall be deemed an original for all purposes.
8. Governing Law
Construction and interpretation of the Settlement Agreement shall be determined in accordance with the laws of the State of California, without regard to the choice-of-law principles thereof.
9. Integration Clause
This Settlement Agreement, including the Exhibits referred to herein, which form an integral part hereof, contains the entire understanding of the Parties with respect to the subject matter contained herein. There are no promises, representations, warranties, covenants, or undertakings governing the subject matter of this Settlement Agreement other than those expressly set forth in this Settlement Agreement. This Settlement Agreement supersedes all prior agreements and understandings among the Parties with respect to the settlement of the Action. This Settlement Agreement may not be changed, altered or modified, except in a writing signed by the Parties and approved by the Court. This Settlement Agreement may not be discharged except by performance in accordance with its terms or by a writing signed by the Parties.
STIPULATION AND AGREEMENT OF SETTLEMENT

10. Jurisdiction
The Court shall retain jurisdiction, after entry of the Final Approval Order and Judgment, with respect to enforcement of the terms of this Settlement, and all Parties and Settlement Class Members submit to the exclusive jurisdiction of the Court with respect to the enforcement of this Settlement and any dispute with respect thereto.
11. Presiding Judicial Officer
The Parties agree that The Honorable Anthony Mohr shall preside over the settlement approval process, including without limitation any application for an award of attorneys’ fees, costs, expenses and incentive awards. In the event that Judge Mohr is unable to preside, the Parties agree to jointly request that the settlement approval process be presided over by a different judge from the Superior Court of California, County of Los Angeles.
12. No Collateral Attack
This Settlement Agreement shall not be subject to collateral attack by any Settlement Class Member at any time on or after the Effective Date. Such prohibited collateral attacks shall include, but shall not be limited to, claims that a Settlement Class Member’s claim was improperly denied, that the payment to a Settlement Class Member was improperly calculated, and/or that a Settlement Class Member failed to receive timely notice of the Settlement Agreement.
13. Parties’ Authority
The signatories hereto represent that they are fully authorized to enter into this Settlement Agreement and bind the Parties to the terms and conditions hereof.
14. Receipt Of Advice Of Counsel
The Parties acknowledge, agree, and specifically warrant to each other that they have read this Settlement Agreement, have received legal advice with respect to the advisability of entering into this Settlement, and fully understand its legal effect.
STIPULATION AND AGREEMENT OF SETTLEMENT

15. Waiver Of Compliance
Any failure of any Party to comply with any obligation, covenant, agreement, or condition herein may be expressly waived in writing, to the extent permitted under applicable law, by the Party or Parties entitled to the benefit of such obligation, covenant, agreement, or condition. A waiver or failure to insist upon compliance with any representation, warranty, covenant, agreement, or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.
16. Settlement Conditioned on Certain Matters
This entire Settlement Agreement is contingent upon the Parties reaching agreement on the contents of the exhibits and ancillary agreements hereto.

DATED: May __, 2010	KELLER AND HECKMAN LLP

By:
DANIEL J. HERLING

Attorneys for Defendant CCA INDUSTRIES, INC.

DATED: May __, 2010	MILSTEIN, ADELMAN & KREGER, LLP

By:
WAYNE S. KREGER

Attorneys for Plaintiffs WALLY, FLEISCHER, and the Proposed Class
STIPULATION AND AGREEMENT OF SETTLEMENT

DATED: May __, 2010

By:

on behalf of CCA INDUSTRIES, INC.

DATED: May __, 2010

By:

DENISE WALLY, on behalf of herself and the Proposed Class

DATED: May __, 2010

By:

LAURA FLEISCHER, on behalf of herself and the Proposed Class
STIPULATION AND AGREEMENT OF SETTLEMENT